Exhibit 10(q)

FORM OF WAIVER OF SENIOR EMPLOYEES TO LENDER

In consideration for the benefits I will receive as a result of the participation of General Motors Corporation (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily waive any claim against the United States or my employer for any failure to pay or accrue any bonus or incentive compensation as a result of compliance with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).

I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.

Intending to be legally bound, I have executed this Waiver

as of this 31st day of December, 2008.